Exhibit 99.1

PRESS RELEASE

Big Lots Announces Execution of $318 Million
Sale and Leaseback Agreement for Distribution
Center and 26 Owned Store Locations

Closing Expected Within 30 to 45 Days

COLUMBUS, Ohio, July 5, 2023 — Big Lots, Inc. (NYSE: BIG) today announced that it has entered into a sale and leaseback agreement with affiliates of Blue Owl Capital relating to the company's distribution center in Apple Valley, CA, and 26 owned store locations. The company previously disclosed that it had entered into a Letter of Intent on May 24, 2023, which, in addition to the distribution center and owned stores, contemplated a sale and leaseback of the company’s corporate headquarters that has subsequently been excluded from the definitive agreement. The sale and leaseback transaction is scheduled to close within 45 days, subject to continued due diligence, final documentation, and other customary closing conditions.

Gross proceeds from the transaction are expected to be $318 million. Net of expenses and taxes, the company expects to receive estimated net proceeds of approximately $310 million.

The company intends to use $100 million of the net proceeds from the sale and leaseback transaction to fully pay down its synthetic lease on the Apple Valley distribution center, and to use the remainder of the net proceeds to pay down debt on its asset-based lending revolving credit facility.

Commenting on today's announcement, Bruce Thorn, President and CEO of Big Lots stated, “We are pleased to have reached a definitive agreement with Blue Owl for the sale and leaseback of our Apple Valley distribution center and the vast majority of our remaining owned stores. As we discussed on our Q1 earnings call, we are highly focused on ensuring we have plenty of liquidity to get through this period of macroeconomic challenges, and monetizing these assets is a significant step forward in ensuring such liquidity. Blue Owl has been a good partner on our other regional distribution centers, which we sold and leased back in 2020, and we look forward to furthering our relationship through this transaction.”

About Big Lots
Headquartered in Columbus, Ohio, Big Lots, Inc. (NYSE: BIG) is one of America’s largest home discount retailers, operating more than 1,420 stores in 48 states, as well as a best-in-class ecommerce platform with expanded fulfillment and delivery capabilities. The Company’s mission is to help customers “Live Big and Save Lots” by offering unique treasures and exceptional bargains on everything for their home, including furniture, seasonal decor, kitchenware, pet supplies, food items, laundry and cleaning essentials and more. Big Lots is the recipient of Home Textiles Today's 2021 Retail Titan Award. For more information about the company or to find the store nearest you, visit biglots.com.

About Blue Owl
Blue Owl (NYSE: OWL) is a leading asset manager that is redefining alternatives. With over $144 billion in assets under management1, we invest across three multi-strategy platforms: Credit, GP Strategic Capital, and Real Estate. Anchored by a strong permanent capital base, we provide businesses with private capital solutions to drive long-term growth and offer institutional and individual investors differentiated alternative investment opportunities that aim to deliver strong performance, risk-adjusted returns, and capital preservation. Together with over 570 experienced professionals across 10 offices globally, Blue Owl brings the vision and discipline to create the exceptional. To learn more, visit www.blueowl.com.

1As of March 31, 2023

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “continue,” “could,” “approximate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the current economic and credit conditions, inflation, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

CONTACTS:

Investor Relations
Alvin Concepcion
aconcepc@biglots.com
(614) 278-2705

Media Relations
Josh Chaney
jchaney@biglots.com
(614) 398-8896